                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-88971
                    4 3/4% Convertible Senior Notes due 2007 CUSIP No. 65332VAR4



                          NEXTEL COMMUNICATIONS, INC.


                  PROSPECTUS SUPPLEMENT DATED JANUARY 28, 2000
                      TO PROSPECTUS DATED DECEMBER 3, 1999

     The selling stockholders table on pages 21-24 of the prospectus, as amended, is hereby further amended to update the information regarding the following entities in the prospectus and their respective amounts of 4 3/4% convertible senior notes due 2007.

                                           CONVERTIBLE NOTES              COMMON STOCK
                                       ---------------------              ------------
                                        PRINCIPAL      PRINCIPAL
                                        AMOUNT OF      AMOUNT OF                    NUMBER OF
                                       CONVERTIBLE    CONVERTIBLE     NUMBER OF      SHARES
NAME OF SELLING STOCKHOLDER            NOTES OWNED   NOTES OFFERED   SHARES OWNED    OFFERED
                                       -----------   -------------   ------------   ---------


Bankers Life and Casualty Company--     $ 2,000,000   $ 2,000,000          0            0
 Convertible

CIBC World Markets                      $ 3,000,000   $ 3,000,000          0            0

Conseco Annuity Assurance Company--     $ 1,700,000   $ 1,700,000          0            0
 Convertible

Conseco Health Insurance Company--      $ 2,750,000   $ 2,750,000          0            0
 Convertible

Conseco Senior Health Insurance         $ 2,750,000   $ 2,750,000          0            0
 Company--Convertible

Delphi Foundation, Inc.                 $    12,000   $    12,000          0            0

General Motors Employees
 Global Group Pension Trust             $ 2,280,000   $ 2,280,000          0            0

General Motors Foundation, Inc.         $   117,000   $   117,000          0            0

GLG Market Neutral Fund                 $30,000,000   $30,000,000          0            0

Goldman Sachs and Company/(1)/          $ 6,375,000   $ 6,375,000          0            0

HBK Master Fund L.P.                    $ 5,200,000   $ 5,200,000          0            0

Motors Insurance Corporation            $   591,000   $   591,000          0            0


/(1)/ This entity and/or its affiliates have provided, and may from time to time provide, investment banking services to Nextel, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.